Annual Report
for John Hancock Variable Series Trust I
December 31, 2003

                               [LOGO] John Hancock

--------------------------------------------------------------------------------
Not FDIC Insured               Not Bank Guaranteed                May Lose Value
--------------------------------------------------------------------------------
Not a Deposit       Not Insured by Any Federal Government Agency
--------------------------------------------------------------------------------

                                                      Inception: August 31, 1999
--------------------------------------------------------------------------------
FUNDAMENTAL GROWTH FUND
INDEPENDENCE INVESTMENT LLC                                 M. Lapman/J. Forelli
--------------------------------------------------------------------------------

..    In 2003, the Fund returned 31.77%, underperforming its benchmark, the
     Russell MidCap Growth Index.

..    The Fund underperformed its benchmark primarily due to unfavorable stock selection decisions broadly across sectors, while sector allocation exposures modestly added value. Stock selection detracted the most significantly within the information technology, health care and consumer discretionary sectors.

..    The Fund's exposure to information technology was the largest contributor to absolute performance, followed by its exposure to health care. Nearly all sectors produced positive absolute returns during the year.

..    Stocks that detracted from performance included Newell Rubbermaid, King
     Pharmaceutical and Concord EFS.

..    Independence Investment LLC assumed management of the Fund effective
     December 15th. Independence implemented an investment strategy for the Fund that is substantially the same as the investment strategy it now employs for the Large Cap Growth Fund. Under that strategy, the Fund will invest primarily in large cap growth stocks.

..    The manager uses both fundamental equity research and quantitative portfolio construction to identify stocks having both favorable valuations and improving earnings growth prospects. The Fund is broadly diversified across sectors with sector weights similar to the benchmark.

                                     [CHART]

                                   Line Chart

                             Historical Fund Return

$10,000
Investment made 8/31/99
(Fund Inception Date)

             Fundamental   Russell Mid Cap(TM)
             Growth Fund      Growth Index
             -----------   -------------------
 8/31/1999   $10,000.00        $10,000.00
 9/30/1999    10,000.46          9,915.00
10/31/1999    10,835.61         10,681.43
11/30/1999    12,529.18         11,788.03
12/31/1999    15,457.31         13,828.53
 1/31/2000    15,971.69         13,825.77
 2/29/2000    22,029.65         16,731.94
 3/31/2000    18,800.95         16,748.68
 4/30/2000    16,531.98         15,122.38
 5/31/2000    14,460.68         14,019.96
 6/30/2000    18,224.49         15,507.48
 7/31/2000    17,401.55         14,525.85
 8/31/2000    18,979.45         16,716.35
 9/30/2000    18,950.32         15,898.92
10/31/2000    17,464.99         14,811.43
11/30/2000    13,822.29         11,592.91
12/31/2000    14,988.72         12,203.86
 1/31/2001    15,137.52         12,900.70
 2/28/2001    12,556.69         10,668.88
 3/31/2001    10,435.26          9,142.16
 4/30/2001    12,128.32         10,666.16
 5/31/2001    12,013.25         10,616.03
 6/30/2001    11,811.06         10,621.33
 7/31/2001    10,738.12          9,905.46
 8/31/2001     9,931.85          9,187.31
 9/30/2001     8,117.67          7,668.65
10/31/2001     8,823.48          8,474.62
11/30/2001     9,770.93          9,387.34
12/31/2001    10,157.18          9,744.06
 1/31/2002     9,836.37          9,427.38
 2/28/2002     9,289.70          8,892.85
 3/31/2002     9,876.64          9,571.37
 4/30/2002     9,496.82          9,065.04
 5/31/2002     9,201.30          8,794.91
 6/30/2002     8,207.97          7,823.95
 7/31/2002     7,477.24          7,063.46
 8/31/2002     7,370.59          7,038.74
 9/30/2002     6,735.15          6,479.16
10/31/2002     7,239.79          6,981.29
11/30/2002     7,585.64          7,527.93
12/31/2002     7,081.49          7,073.24
 1/31/2003     6,987.19          7,003.92
 2/28/2003     6,808.34          6,942.99
 3/31/2003     6,916.32          7,072.13
 4/30/2003     7,320.41          7,553.74
 5/31/2003     7,919.05          8,280.41
 6/30/2003     8,036.15          8,398.82
 7/31/2003     8,319.73          8,698.66
 8/31/2003     8,735.77          9,177.96
 9/30/2003     8,540.77          8,999.90
10/31/2003     9,219.67          9,725.30
11/30/2003     9,397.98          9,985.93
12/31/2003     9,331.06         10,094.78

Value on 12/31/03:
-----------------
$9,331   Fundamental Growth Fund
$10,095  Russell MidCap(TM) Growth Index

TOP TEN HOLDINGS (as of December 31, 2003)

                           % of
                          Assets
                          ------
General Electric Co.       5.9%

Pfizer, Inc.               5.6%

Intel Corp.                4.7%

Microsoft Corp.            4.7%

Cisco Systems, Inc.        3.6%

Texas Instruments, Inc.    2.5%

Home Depot, Inc.           2.5%

Dell, Inc.                 2.0%

3M Co.                     2.0%

Amgen, Inc.                2.0%

AVERAGE ANNUAL TOTAL RETURNS*

                            Fundamental   Russell MidCap(TM)
                            Growth Fund     Growth Index
                            -----------   ------------------
1 Year                         31.77%          42.72%

3 Years                       -14.61           -6.13

Since Inception (8/31/99)      -1.58            0.22

SECTOR/INDUSTRY ALLOCATION (as of December 31, 2003)

                          % of
                         Assets
                         ------
Information Technology   34.13%
Health Care              20.71%
Industrials              12.76%
Consumer Discretionary   11.41%
Financials                9.03%
Consumer Staples          8.99%
Energy                    1.80%
Telecommunication
Services                  0.75%
Materials                 0.41%

* Total returns are for the period ended December 31, 2003. Returns represent past performance, assume reinvestment of all distributions and are not indicative of future performance. Investment returns and principal value of fund shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. The performance of the fund on this page is reported net of Trust level charges (i.e. investment management fees and operating expenses). It does not reflect expense and charges of the applicable separate accounts and variable products, all of which vary to a considerable extent and are described in your product prospectus. Performance would be lower if expenses and charges of the separate accounts and products were reflected.

+ Source: MorningStar, Inc. Data as of 12/31/03. VL represents Variable Life subaccounts, VUL represents Variable Universal Life subaccounts and VA represents Variable Annuity subaccounts Hancock VL/VUL subaccounts were rated against 480 VL/VUL subaccounts and 787 VA subaccounts in the Morningstar Mid Cap Growth category. This represents the Morningstar 3 year rating.

STATEMENT OF ASSETS AND LIABILITIES
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

ASSETS
Long term investments at cost ......................................   $ 24,732
Net unrealized appreciation of investments .........................      1,215
Short-term investments at value ....................................        159
                                                                       --------
      Total investments ............................................     26,106
Cash ...............................................................         84
Receivable for:
   Fund shares sold ................................................          7
   Dividends .......................................................         19
                                                                       --------
Total assets .......................................................     26,216
                                                                       --------
LIABILITIES
Payables for:
   Investments purchased ...........................................        153
   Other liabilities ...............................................          6
                                                                       --------
Total liabilities ..................................................        159
                                                                       --------
Net assets .........................................................   $ 26,057
                                                                       ========
Shares of beneficial interest outstanding ..........................      3,653
                                                                       --------
Net asset value per share ..........................................   $   7.13
                                                                       ========
Composition of net assets:
   Capital paid-in .................................................   $ 58,344
   Accumulated net realized loss on investments,
      futures and foreign currency transactions ....................    (33,502)
   Net unrealized appreciation of investments ......................      1,215
                                                                       --------
Net assets .........................................................   $ 26,057
                                                                       ========

STATEMENT OF OPERATIONS
JOHN HANCOCK VARIABLE SERIES TRUST I

For the Year Ended December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

INVESTMENT INCOME
      Interest .......................................................   $    7
      Dividends ......................................................      129
      Securities lending .............................................        1
                                                                         ------
Total investment income ..............................................      137
                                                                         ------
EXPENSES
      Investment advisory fee ........................................      202
      Auditors fees ..................................................        3
      Custodian fees .................................................       10
      Legal fees .....................................................        6
      Printing & mailing fees ........................................        1
      Trustees' fees .................................................        1
                                                                         ------
Total expenses .......................................................      223
                                                                         ------
Net investment loss ..................................................      (86)
                                                                         ------
REALIZED AND UNREALIZED GAIN
   Net realized gain on investments ..................................    1,982
   Change in unrealized appreciation on investments ..................    4,240
                                                                         ------
Net realized and unrealized gain .....................................    6,222
                                                                         ------
Net increase in net assets resulting from
   operations ........................................................   $6,136
                                                                         ======

See notes to financial statements.

STATEMENT OF CHANGES IN NET ASSETS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

                                                                            Year Ended      Year Ended
                                                                            December 31,   December 31,
                                                                               2003           2002
                                                                            ------------   ------------
INCREASE (DECREASE) IN NET ASSETS
From operations
   Net investment loss ..................................................     $   (86)       $   (145)
   Net realized gain (loss) .............................................       1,982          (9,185)
   Change in net unrealized appreciation (depreciation) .................       4,240          (1,424)
                                                                              -------        --------
      Net increase (decrease) in net assets resulting from operations ...       6,136         (10,754)
Distributions to shareholders from:
   Realized gains .......................................................      (2,176)
                                                                              -------
      Decrease in net assets resulting from distributions ...............      (2,176)
From fund share transactions:
   Proceeds from shares sold ............................................       6,270           6,642
   Distributions reinvested .............................................       2,176
   Payment for shares redeemed ..........................................      (6,414)        (13,720)
                                                                              -------        --------
      Increase (decrease) in net assets from fund share transactions ....       2,032          (7,078)
                                                                              -------        --------
NET INCREASE (DECREASE) IN NET ASSETS ...................................       5,992         (17,832)

NET ASSETS
   Beginning of Period ..................................................      20,065          37,897
                                                                              -------        --------
   End of Period ........................................................     $26,057        $ 20,065
                                                                              =======        ========
Analysis of fund share transactions:
   Sold .................................................................         907             999
   Reinvested ...........................................................         309
   Redeemed .............................................................        (956)         (2,073)
                                                                              -------        --------
Net increase (decrease) in fund shares outstanding ......................         260          (1,074)
                                                                              =======        ========

See notes to financial statements.

FINANCIAL HIGHLIGHTS
JOHN HANCOCK VARIABLE SERIES TRUST I

--------------------------------------------------------------------------------
Selected data for each fund share of beneficial interest outstanding throughout the year end indicated:

                                                                                Fundamental Growth Fund
                                                           -----------------------------------------------------------------
                                                                                Year Ended December 31,
                                                           -----------------------------------------------------------------
                                                                                                               Period from
                                                                                                              August 31(g),
                                                                                                             to December 31,
                                                           2003(i)      2002         2001       2000(e)           1999
                                                           -------    -------      -------      -------      ---------------
Net Assets Value at Beginning of Period ................   $  5.91    $  8.48      $ 12.52      $ 14.42          $10.00
Income from Investment Operations:
   Net Investment Loss .................................     (0.01)     (0.06)       (0.03)       (0.02)          (0.02)
   Net Realized and Unrealized Gain (Loss) on
      Investments(a) ...................................      1.88      (2.51)       (4.01)       (0.44)           5.34
                                                           -------    -------      -------      -------          ------
   Total From Investment Operations ....................      1.87      (2.57)       (4.04)       (0.46)           5.32
Less Distributions:
   Distribution from Net Realized Gains on
      Investments ......................................     (0.65)                               (0.76)          (0.90)
   Distribution from Excess of Net Investment
      Income/Gains .....................................                                          (0.65)
   Distribution from Capital Paid-in ...................                                          (0.03)
                                                           -------                              -------          ------
   Total Distributions .................................     (0.65)                               (1.44)          (0.90)
                                                           -------    -------      -------      -------          ------
Net Assets Value at End of Period ......................   $  7.13    $  5.91      $  8.48      $ 12.52          $14.42
                                                           =======    =======      =======      =======          ======
Total Investment Return(b) .............................     31.77%    (30.28)%     (32.23)%      (3.03)%         54.57%(c)
Ratios/Supplemental Data:
   Ratio of Operating Expenses to Average Net Assets ...      1.00%      1.00%(f)     1.00%(f)     0.96%(f)        0.95%(d)(f)
   Ratio of Net Investment Loss to Average Net
      Assets ...........................................     (0.38)%    (0.52)%      (0.46)%      (0.38)%         (0.55)%(d)
   Portfolio Turnover Rate .............................    201.18%     93.77%      118.01%(h)   250.46%          61.66%(c)
Net Assets End of Period (000s Omitted) ................   $26,057    $20,065      $37,897      $46,114          $9,175

(a) The amount shown at this caption for each share outstanding throughout the year may not accord with the change in the aggregate gains and losses in the portfolio securities for the year because of the timing of the purchases and withdrawals of the shares in relation to the fluctuating market values of the portfolio.

(b) The performance does not reflect expenses and charges of the applicable separate accounts and variable products, all of which vary to a considerable extent and are described in your product's prospectus.

(c)  Not annualized.

(d)  Annualized.

(e) The fund entered into a new Sub-Advisory Agreement with Putnam Investment Management, Inc. during the period shown.

(f) Expense ratio is net of expense reimbursements. Had such reimbursements not been made the expense ratio would have been 1.16%, 1.19%, 1.00%, and 1.09% for the years ended December 31, 2002, 2001, 2000, and 1999, respectively.

(g)  Commencement of investment operations.

(h)  Excludes merger activity.

(i) The Fund entered into a new Sub-Advisory Agreement with Independence Investment LLC during the period shown.

SCHEDULE OF INVESTMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
FUNDAMENTAL GROWTH FUND

                                                                          Market
                     Name of Issuer                             Shares    Value
                     --------------                             ------   -------
                                                                         (000's)
COMMON STOCK

Aerospace & Defense - 1.0%
   Boeing Co. *..............................................    6,100   $   257

Air Freight & Couriers - 0.3%
   United Parcel Service, Inc. - Cl. B.......................    1,100        82

Beverages - 2.5%
   Anheuser-Busch Cos., Inc..................................    3,900       206
   PepsiCo, Inc. *...........................................    9,400       438
                                                                         -------
                                                                             644

Biotechnology - 2.0%
   Amgen, Inc. *.............................................    8,300       513

Chemicals - 0.4%
   Rohm & Haas Co............................................    2,500       107

Commercial Services & Supplies - 0.4%
   Ceridian Corp. *..........................................    4,600        96

Communications Equipment - 4.0%
   Cisco Systems, Inc. *.....................................   38,200       928
   Comverse Technology, Inc. *...............................    6,000       105
                                                                         -------
                                                                           1,033

Computers & Peripherals - 9.9%
   Dell, Inc. *..............................................   15,400       523
   EMC Corp. *...............................................   31,400       406
   Intel Corp................................................   38,200     1,230
   International Business Machines Corp. ....................    3,100       287
   Network Appliance, Inc. *.................................    6,000       123
                                                                         -------
                                                                           2,569

Diversified Financials - 4.6%
   Capital One Financial Corp................................    2,300       141
   Citigroup, Inc. *.........................................    6,100       296
   Goldman Sachs Group, Inc..................................    3,100       306
   Merrill Lynch & Co., Inc. *...............................    5,400       317
   Wells Fargo & Co. *.......................................    2,300       135
                                                                         -------
                                                                           1,195

Diversified Telecommunication Services - 0.7%
   Nextel Communications, Inc. - Cl. A *.....................    6,900       194

Electrical Equipment - 1.6%
   United Technologies Corp. *...............................    4,500       427

Electronic Equipment & Instruments - 0.6%
   Sanmina Corp. *...........................................   12,200       154

Energy Equipment & Services - 0.5%
   Halliburton Co. *.........................................    5,400       140

Food & Drug Retailing - 0.5%
   Whole Foods Market, Inc. *................................    1,800       121

Health Care Equipment & Supplies - 3.3%
   Boston Scientific Corp. *.................................    7,000       257
   Guidant Corp..............................................    3,600       217
   St. Jude Medical, Inc. *..................................    2,500       154

Health Care Equipment & Supplies - Continued
   Zimmer Holdings, Inc. *...................................    3,400     $ 239
                                                                         -------
                                                                             867

Health Care Providers & Services - 3.1%
   Anthem, Inc. *............................................    4,200       315
   PacifiCare Health Systems, Inc. *.........................    3,400       230
   UnitedHealth Group, Inc. *................................    1,500        87
   Wellpoint Health Networks, Inc. *.........................    1,800       175
                                                                         -------
                                                                             807

Hotels Restaurants & Leisure - 0.5%
   International Game Technology *...........................    3,800       136

Household Products - 1.5%
   Procter & Gamble Co. *....................................    4,000       400

Industrial Conglomerates - 9.0%
   3M Co. ...................................................    6,100       519
   General Electric Co. * ...................................   49,000     1,518
   Tyco International, Ltd. * ...............................   11,600       307
                                                                         -------
                                                                           2,344

Insurance - 2.7%
   American International Group, Inc. * .....................    3,600       239
   Everest Re Group, Ltd. ...................................    1,400       118
   Hartford Financial Services Group, Inc. * . ..............    2,000       118
   Metlife, Inc. *...........................................    3,100       104
   Progressive Corp..........................................    1,600       134
                                                                         -------
                                                                             713

IT Consulting & Services - 2.3%
   Accenture, Ltd. - Cl. A *.................................   12,600       332
   Computer Sciences Corp. *.................................    3,100       137
   Electronic Data Systems Corp. *...........................    5,400       132
                                                                         -------
                                                                             601

Machinery - 0.8%
   Danaher Corp. *...........................................    2,200       202

Media - 4.7%
   Clear Channel Communications, Inc.........................    2,200       103
   Comcast Corp. - Cl. A.....................................   11,200       368
   Interactive Corp..........................................    4,700       159
   Omnicom Group, Inc. ......................................    1,500       131
   The Walt Disney Co. *.....................................   10,400       243
   Time Warner, Inc. *.......................................   12,400       223
                                                                         -------
                                                                           1,227

Multiline Retail - 2.4%
   BJ's Wholesale Club, Inc. *...............................    7,700       177
   Wal-Mart Stores, Inc. *...................................    8,700       461
                                                                         -------
                                                                             638

Oil & Gas - 1.3%
   Murphy Oil Corp...........................................    2,600       170

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
FUNDAMENTAL GROWTH FUND

                                                                          Market
                     Name of Issuer                             Shares    Value
                     --------------                             ------   -------
                                                                         (000's)
COMMON STOCK - Continued

Oil & Gas - Continued
   Newfield Exploration Co. *................................    3,500   $   156
                                                                         -------
                                                                             326

Personal Products - 0.9%
   Avon Products, Inc........................................    3,600       243

Pharmaceuticals - 12.2%
   Abbott Laboratories *.....................................   10,900       508
   Johnson & Johnson.........................................    9,100       470
   Merck & Co., Inc. *.......................................    7,100       328
   Pfizer, Inc. *............................................   41,100     1,452
   Watson Pharmaceuticals, Inc. *............................    4,000       184
   Wyeth *...................................................    5,800       246
                                                                         -------
                                                                           3,188

Semiconductor Equipment & Products - 6.9%
   Analog Devices, Inc. *....................................    3,400       155
   Applied Materials, Inc. *.................................   12,400       279
   Maxim Integrated Products, Inc. *.........................    3,400       169
   Novellus Systems, Inc. *..................................    6,300       265
   QLogic Corp. *............................................    5,200       269
   Texas Instruments, Inc. *.................................   22,100       649
                                                                         -------
                                                                           1,786

Software - 8.3%
   Electronic Arts, Inc. *...................................    7,100       339
   Mercury Interactive Corp. *...............................    3,100       151
   Microsoft Corp. *.........................................   44,200     1,217
   Symantec Corp. *..........................................    3,400       118
   Veritas Software Corp. *..................................    9,000       335
                                                                         -------
                                                                           2,160
Specialty Retail - 5.2%
   Best Buy Co., Inc. *......................................    2,700       141
   Home Depot, Inc. *........................................   18,100       643
   Kohl's Corp. *............................................    3,100       139
   Lowe's Cos., Inc. *.......................................    3,700       205
   Staples, Inc. *...........................................    4,700       128
   Tiffany & Co. *...........................................    2,200       100
                                                                         -------
                                                                           1,356
Textiles & Apparel - 0.9%
   Coach, Inc. *.............................................    3,700       139
   Nike, Inc. - Cl. B........................................    1,500       103
                                                                         -------
                                                                             242

Tobacco - 1.1%
   Altria Group, Inc.........................................    5,300       288

Trading Companies & Distributors - 1.8%
   CDW Corp..................................................    7,900       456

U.S. Government Agencies - 1.7%
   Federal National Mortgage Assoc. *........................    5,800       435
                                                                         -------
            TOTAL COMMON STOCK-                                   99.6%   25,947

                                                                Par      Market
                    Name of Issuer                             Value     Value
                    --------------                            -------   -------
                                                              (000's)   (000's)
SHORT-TERM INVESTMENTS - 0.6%
   Investment in joint trading account (Note B)
      1.061% due 01/02/04.................................     $  159   $   159
                                                               ------   -------
            TOTAL INVESTMENTS- ...........................      100.2%   26,106
         Payables, less cash and receivables- ............       (0.2)%     (49)
                                                               ------   -------
               NET ASSETS- ...............................      100.0%  $26,057
                                                               ======   =======

* Non-income producing security.

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS
JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE A--ORGANIZATION

     John Hancock Fundamental Growth Fund (the "Fund") is a diversified series of John Hancock Variable Series Trust I (the "Trust"), an open-end investment management company registered under the Investment Company Act of 1940. The Trust is organized as a Massachusetts business trust and consists of thirty different funds as of December 31, 2003. The results of this Fund are included in this report. The results of the other Funds in the Trust are presented under separate cover. The Trust may add or delete Funds in the future to accommodate various investment objectives. The Trust has issued shares of beneficial interest exclusively to John Hancock Variable Life Account U ("JHVLAU"), John Hancock Variable Life Account V ("JHVLAV"), John Hancock Variable Life Account S ("JHVLAS"), and John Hancock Variable Annuity Account I ("JHVAAI") to fund policies and contracts issued by the John Hancock Variable Life Insurance Company ("JHVLICO"), and to John Hancock Variable Annuity Account U ("JHVAAU"), John Hancock Variable Annuity Account V ("JHVAAV"), John Hancock Variable Life Account UV ("JHVLAUV"), John Hancock Variable Annuity Account H ("JHVAAH"), and John Hancock Variable Annuity Account JF ("JHVAAJF") to fund contracts and policies issued by John Hancock Life Insurance Company ("John Hancock" or "JHLICO"), to John Hancock Variable Life Account PPM-1 ("PPM-1"), and to John Hancock Variable Life Account PPM-2 ("PPM-2").

NOTE B--ACCOUNTING POLICIES

     Valuation of investments: Common stocks and other such securities traded on national exchanges are normally valued on the basis of closing prices. Securities traded in the over-the-counter market and securities with no sales on the day of valuation are normally valued at their last available bid price.

     Short-term investments, with a maturity not to exceed 60 days, are valued at amortized cost, which approximates market value.

     Investment securities for which no current market quotations are readily available, including certain foreign securities, when held by the Fund, are valued at fair value as determined in good faith by the Board of Trustees. Investment security transactions are recorded on the date of purchase or sale.

     Repurchase agreements: The Fund may enter into repurchase agreements which are contracts under which the Fund would acquire a security for a relatively short period (usually not more than 7 days) subject to the obligation of the seller to repurchase and the Fund to resell such security at a fixed time and price (representing the Fund's cost plus interest). The Fund will enter into repurchase agreements only with member banks of the Federal Reserve System and with "primary dealers" in United States Government Securities. The underlying securities, which represent the collateral of the agreement, must be marked to market daily to ensure that each repurchase agreement is fully collateralized at all times. The Fund will not invest more than 10% of its net assets in repurchase agreements maturing in more than 7 days.

     Joint trading account: Pursuant to an exemptive order issued by the Securities and Exchange Commission, the order permits the Fund to pool daily uninvested cash balances into a joint account for the purpose of investing the cash balances in short-term repurchase agreements, commercial paper and other short-term investments which in no event will have a maturity in excess of 7 days. Joint account holdings as of December 31, 2003 are as follows:

Name of Issuer                                       Market Value
--------------                                       ------------
Alpine Securitization Corp., 1.12%, due 01/07/04       $29,995
Alpine Securitization Corp., 1.12%, due 01/06/04        19,998
Barclays US Fund, 1.10%, due 01/05/04                   29,997
Cargill Asia Pacific, 1.06%, due 01/02/04               20,000
Cargill Asia Pacific, 1.05%, due 01/02/04               25,000
Danske Corp., 1.07%, due 01/05/04                       49,996

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE B--ACCOUNTING POLICIES--Continued

Name of Issuer                                       Market Value
--------------                                       ------------
Greenwich CPL Holding Funding, 0.95%, due 01/02/04     $ 17,654
Merrill Lynch & Co., Inc., 1.04%, due 01/05/04           18,838
Merrill Lynch & Co., Inc., 1.05%, due 01/06/04           31,156
Mortgage Int. Networking, 0.98%, due 01/02/04            50,000
Three Pillars Funding Corp., 1.08%, due 01/06/04         49,994
UBS Finance LLC, 1.02%, due 01/02/04                      3,917
UBS Finance LLC, 1.05%, due 01/02/04                      4,088
UBS Finance LLC, 0.96%, due 01/02/04                     35,000
                                                       --------
   Joint Trading Account Totals                        $385,633
                                                       ========

     Expenses: Expenses directly attributable to the Fund are charged to that Fund. Expenses not directly attributed to the Fund are allocated on the basis of relative net assets of the Trust.

     Bank borrowings: The Fund is permitted to have bank borrowings for temporary or emergency purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. The Fund has entered into syndicated line of credit agreements with State Street Bank and Trust Company ("SSBT"), the Trust's record keeper and custodian and the Bank of New York. These agreements enable the Fund to participate in an unsecured line of credit, which permits borrowings up to $125 and $75 million, respectively. Interest is charged to the Fund, based on its borrowing. In addition, a commitment fee is charged to the Fund based on the average daily unused portion of the line of credit and is allocated among the participating Funds in the Trust. Interest expense paid under the line of credit is included under the caption "Other fees" in the Statement of Operations.

     The Fund had borrowings under the line of credit during the year ended December 31, 2003 as follows:

 Average Daily Loan Balance
During the Period for which   Weighted Average
   Loans were Outstanding       Interest Rate    Interest Expense
---------------------------   ----------------   ----------------
           $178                     1.68%               $--

     Forward foreign currency contracts: The Fund may use forward foreign currency contracts to facilitate transactions in foreign securities and to manage the Fund's currency exposure. Contracts to buy generally are used to acquire exposure to foreign currencies, while contracts to sell are used to hedge the Fund's investments against currency fluctuations. Neither type of forward foreign currency transaction will eliminate fluctuations in the prices of the Fund's securities or prevent loss if the price of such securities should decline. The U.S. dollar value of a forward foreign currency contract is determined using forward exchange rates supplied by a quotation service. Realized gain (loss) on the purchases and sales of forward foreign currency contracts is recognized on settlement date. At December 31, 2003, the Fund had no open forward foreign currency contracts.

     Federal income taxes: The Fund intends to comply with the requirements of Subchapter M of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to shareholders. Therefore, no federal income tax provision is required.

     As of December 31, 2003, the Fund had approximate net tax basis capital loss carryforwards, which may be applied against any net taxable gains, as follows: $171, $3,440, $20,156 and $9,696 which expire in 2007, 2008, 2009 and
2010, respectively.

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE B--ACCOUNTING POLICIES--Continued

     Certain of the above losses may be limited under sections 382-384 of the Internal Revenue Code, as amended.

     In addition, from the period November 1, 2003 through December 31, 2003, the Fund incurred no net realized capital losses.

     Dividends, Interest and Distributions: Dividend income is recorded on the ex-dividend date and interest income is recorded on the accrual basis. Realized gains and losses from security transactions are determined on the basis of identified cost.

     Dividends of net investment income will be declared and distributed monthly by the Fund. The Fund will distribute all of its net realized capital gains annually, at the end of its fiscal year.

     Estimates: The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE C--INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES

     On February 5, 2003, the Board of Trustees of the Trust renewed its Investment Advisory Agreement with John Hancock. For its services, John Hancock receives monthly compensation at the following rate on an annual basis of the Fund's net assets:

                      Excess Over
First $250 Million   $250 Million
------------------   ------------
       0.90%             0.85%

     In the event that normal operating expenses of the Fund, exclusive of investment advisory fees, taxes, interest, brokerage commissions and extraordinary expenses, shall exceed 0.10% of the Fund's daily net asset value, John Hancock and JHVLICO will reimburse the Fund for such excess. For the year ended December 31, 2003, there were no reimbursements paid to the Fund.

     As of December 15, 2003, John Hancock has entered into a Sub-Advisory Agreement with Independence Investment LLC, with respect to the Fund. Independence Investment LLC is an affiliate of John Hancock, and under its supervision, is responsible for the day-to-day investment management of the Fund.

     Signator Investors, Inc., a wholly owned subsidiary of John Hancock is the principal underwriter and transfer agent of the Trust. Certain officers and trustees of the Trust are officers and directors of JHVLICO, JHVLAU, JHVLAV, JHVLAS, JHVAAI, JHVLAUV, JHVAAV, JHVAAU, JHVAAH, JHVAAJF, PPM-1, and PPM-2, and some are also officers of John Hancock. Fees for independent trustees are paid by the Trust.

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
(000's Omitted)

NOTE D--INVESTMENT TRANSACTIONS

     Purchases and proceeds from sales and maturities of investments, excluding short-term securities and obligations of the U.S. government, for the Fund for the year ended December 31, 2003 were as follows:

Purchases   Sales and Maturities
---------   --------------------
 $44,550           $44,421

     The identified cost of investments owned by the Fund (including earned discount on corporate short-term notes, and commercial paper) and their respective gross unrealized appreciation and depreciation for Federal income tax purposes at December 31, 2003 were as follows:

Identified    Unrealized     Unrealized    Net Unrealized
   Cost      Appreciation   Depreciation    Appreciation
----------   ------------   ------------   --------------
  $24,929       $1,193          $(17)          $1,176

     Distribution of Income and Gains: Distributions of net investment income, if any, are made at least annually. Net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed, and, therefore, will be distributed to shareholders at least annually. Earnings and profits distributed to shareholders on redemption of fund shares may be utilized by the Fund, to the extent permissible, as part of the Fund's dividends paid deduction on its federal income tax return.

     The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations. As a result, net investment income (loss) and net realized gain
(loss) on investment transactions for a reporting period may differ significantly from distributions during such period. These differences primarily relate to certain securities sold at a loss. Additionally, as a result, net investment income (loss) and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

     At December 31, 2003, the Fund's components of distributable earnings on a tax basis were as follows:

Undistributed   Undistributed
   Ordinary     Net Long-Term    Capital Loss   Net Unrealized
    Income       Capital Gain   Carryforwards    Appreciation
-------------   -------------   -------------   --------------
      $--             $--          $33,461          $1,176

     In addition, the tax character of distributions paid by the Fund are summarized as follows:

        Distributions from     Distributions from
Year      Ordinary Income    Long-Term Capital Gain   Return of Capital
----   -------------------   ----------------------   -----------------
2003           $569                   $--                   $1,607
2002             --                    --                       --

     Included in the Fund's 2003 distributions from ordinary income is $569 in excess of investment company taxable income, which in accordance with applicable US tax law, is taxable to shareholders as ordinary income distributions.

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------

NOTE E--BOARD OF TRUSTEES AND OFFICERS OF THE TRUST (UNAUDITED)

     The Board of Trustees of the Trust is responsible for overall management of the Trust. The Board may exercise all powers of the Trust, except those powers which are conferred solely upon or reserved to the shareholders. The Trust's Statement of Additional Information (SAI) includes additional information about the Trustees and is available without charge, upon request, by calling toll-free at 1-800-576-2227.

     The following table provides information about the members of the Board of Trustees and the officers of the Trust:

                             Disinterested Trustees

                                      Positions Held        Principal Occupation(s)
Name, Address and Age                   With Trust          During Past Five Years
--------------------------------   -------------------   ----------------------------
Elizabeth G. Cook (age 66)               Trustee         Expressive Arts Therapist,
c/o John Hancock Variable Series                         Dana-Farber Cancer
Trust I                                                  Institute; President, The
John Hancock Place                                       Advertising Club of Greater
Boston, Massachusetts 02117                              Boston

Diane C. Kessler (age 57)                Trustee         Executive Director,
c/o John Hancock Variable Series                         Massachusetts Council of
Trust I                                                  Churches
John Hancock Place
Boston, Massachusetts 02117

Robert Verdonck (age 58)                 Trustee         President and Chief
c/o John Hancock Variable Series                         Executive Officer, East
Trust I                                                  Boston Savings Bank
John Hancock Place
Boston, Massachusetts 02117

Hassell H. McClellan (age 58)            Trustee         Associate Professor and
c/o John Hancock Variable Series                         Graduate Dean, The
Trust I                                                  Graduate School of the
John Hancock Place                                       Wallace G. Carroll
Boston, Massachusetts 02117                              School of Management,
                                                         Boston College

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------

NOTE E--BOARD OF TRUSTEES AND OFFICERS OF THE TRUST (UNAUDITED)--Continued

          Trustees Affiliated with the Trust and Officers of the Trust

                                         Positions Held              Principal Occupation(s)
Name, Address and Age                      With Trust                During Past Five Years
------------------------------     ----------------------------   ----------------------------
Michele G. Van Leer* (age 46)          Chairman and Trustee       Senior Vice President,
John Hancock Place                                                Product Management, John
Boston, Massachusetts 02117                                       Hancock Life Insurance
                                                                  Company; Vice Chairman,
                                                                  President & Director, John
                                                                  Hancock Variable Life
                                                                  Insurance Company

Kathleen F. Driscoll* (age 47)       Vice Chairman, President     Senior Vice President,
John Hancock Place                        and Trustee             Signator Brokerage, John
Boston, Massachusetts 02117                                       Hancock Life Insurance
                                                                  Company; Vice President
                                                                  Corporate Communications,
                                                                  John Hancock Life Insurance
                                                                  Company

Jude A. Curtis (age 45)                Compliance Officer         Vice President and Chief
John Hancock Place                                                Investment Compliance
Boston, Massachusetts 02117                                       Officer, John Hancock Life
                                                                  Insurance Company; formerly
                                                                  Second Vice President and
                                                                  Counsel, Office of Business
                                                                  Conduct; John Hancock Life
                                                                  Insurance Company; formerly
                                                                  a Partner at Hale and Dorr
                                                                  LLP (law firm)

Janet Wang (age 35)                Assistant Compliance Officer   Compliance Specialist, John
John Hancock Place                                                Hancock Life Insurance
Boston, Massachusetts 02117                                       Company

Raymond F. Skiba (age 58)                   Treasurer             Director of Fund Operations,
John Hancock Place                                                John Hancock Life Insurance
Boston, Massachusetts 02117                                       Company

Gladys C. Millan (age 57)             Assistant Treasurer         Manager of Fund Operations,
John Hancock Place                                                John Hancock Life Insurance
Boston, Massachusetts 02117                                       Company

JOHN HANCOCK VARIABLE SERIES TRUST I

December 31, 2003
--------------------------------------------------------------------------------
NOTE E--BOARD OF TRUSTEES AND OFFICERS OF THE TRUST (UNAUDITED)--Continued

     Trustees Affiliated with the Trust and Officers of the Trust--Continued

                                     Positions Held                  Principal Occupation(s)
Name, Address and Age                  With Trust                    During Past Five Years
--------------------------------   -------------------            ----------------------------
Karen Q. Visconti (age 50)             Secretary                  Director, Product & Market
John Hancock Place                                                Management, John Hancock
Boston, Massachusetts 02117                                       Life Insurance Company

Arnold R. Bergman (age 53)         Assistant Secretary            Senior Counsel, Law
John Hancock Place                                                Department, John
Boston, Massachusetts 02117                                       Hancock Life Insurance
                                                                  company; formerly Vice
                                                                  President, General
                                                                  Counsel and Secretary,
                                                                  First Variable Life
                                                                  Insurance Company

     *Trustee who is an "interested person" as defined in the 1940 Act, due to her position with John Hancock Life Insurance Company (or its affiliates), the ultimate controlling parent of the investment advisor.

     Because the Trust does not hold regular annual shareholders meetings, each Trustee holds office for an indefinite term until his successor is duly elected and qualified or until he dies, retires, resigns, is removed or becomes disqualified. None of the Trustees is a director of other complexes except noted above.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Contractowners, Policyholders, and
Board of Trustees of
John Hancock Variable Series Trust I

     We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of the Fundamental Growth Fund (a portfolio included in the series of John Hancock Variable Series Trust I {the "Trust"}) as of December 31, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated therein. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2003, by correspondence with the custodian and brokers, or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fundamental Growth Fund of John Hancock Variable Series Trust I at December 31, 2003, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States.


                                                      /s/ Ernst & Young LLP

Boston, Massachusetts
February 6, 2004

       Officers and Trustees                      Investment Adviser

        Michele G. Van Leer,               John Hancock Life Insurance Company
  Chairman of the Board of Trustees              John Hancock Place
        Kathleen F. Driscoll,                      P.O. Box 111
    President and Vice Chairman                  Boston, MA 02117
        of the Board of Trustees
      Elizabeth G. Cook, Trustee
  Reverend Diane C. Kessler, Trustee
     Hassell H. McClellan, Trustee                Independent Auditors
      Robert F. Verdonck, Trustee                  Ernst & Young LLP
     Karen Q. Visconti, Secretary                 200 Clarendon Street
 Arnold R. Bergman, Assistant Secretary              Boston, MA 02116
     Raymond F. Skiba, Treasurer
 Gladys C. Millan, Assistant Treasurer
 Ronald J. Bocage, Chief Legal Officer
   Jude A. Curtis, Compliance Officer
Janet Wang, Assistant Compliance Officer

                             Sub-Investment Advisers

    Capital Guardian Trust Company          Pacific Investment Management Company LLC
         Los Angeles, CA 90071                       Newport Beach, CA 92660

  Declaration Management & Research LLC                RREEF America LLC
            McLean, VA 22102                               Chicago, IL 60611

 Fidelity Management & Research Company            SSgA Funds Management, Inc.
           Boston, MA 02109                             Boston, MA 02110

   Goldman Sachs Asset Management, LP                 Standish Mellon Asset
           New York, NY 10005                        Management Company LLC
                                                       Pittsburgh, PA 15258

      Independence Investment LLC                 T. Rowe Price Associates, Inc.
            Boston, MA 02109                          Baltimore, MD 21202

      John Hancock Advisers, LLC                T. Rowe Price International, Inc.
           Boston, MA 02199                           Baltimore, MD 21202

Morgan Stanley Investment Management Inc.       Wellington Management Company, LLP
           New York, NY 10020                           Boston, MA 02109


The John Hancock Variable Series Trust I consists of funds used as investment options for various John Hancock variable life and variable annuity contracts. Investors are not able to invest directly in the John Hancock Variable Series Trust I.

If the total investment return for any fund for any given year appears unusually high, the return may be attributable to unusually favorable market conditions which will probably not be sustainable. For instance, a high total investment return may reflect participation in IPOs, "hot" industries (e.g., internet-related companies), private placements, and/or leveraging investment techniques during the period indicated. There is no assurance that any of those methods, or any other investment technique will continue to have the same impact on the fund's total investment returns.

All of the funds (except bond funds and equity index funds) may participate in initial public offerings (IPOs). Under certain market conditions, such participation could significantly improve a fund's total investment return. There is no assurance that such market conditions will continue and provide the same favorable impact on future investment returns.

Please refer to the prospectus for your product for additional information about the investment options available. Variable life insurance and variable annuities are sold by prospectus. These reports may be used as sales literature when preceeded or accompanied by the funds' prospectus, which detail charges, investment objectives, and operating policies.

Insurance products are issued by John Hancock Life Insurance Company, or John Hancock Variable Life Insurance Company* (*not licensed in New York), Boston, MA 02117. Securities products are distributed by Signator Investors, Inc., Member NASD, SIPC, 197 Clarendon Street, Boston, MA 02116.

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